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[LETTERHEAD]

                           JOINT DEVELOPMENT PROGRAM
                        TIME-OF-FLIGHT MASS SPECTROMETER

Stanford Research Systems and Abiotic Systems agree to enter into a joint development program. In consideration of design, development, productizing, and promotional support, and $1,100,000 in cash from Stanford Research Systems, Abiotic Systems will provide to Stanford Research Systems 2,200,000 shares of Series B Preferred Stock.

     1) SRS will cover all of its own development and production-engineering costs for the system development.

     2) SRS will provide assistance with literature design and preparation (there will be no cost for SRS labor and equipment-time; outside costs and materials will be covered by Abiotic Systems).

     3) Abiotic Systems will develop their own proprietary software and analysis package.

     4) SRS will sell the complete system to Abiotic Systems for two times the direct material costs for all components for the system except the computer, which will be transferred at cost. If a laser is purchased as an outside end-item, it will also be transferred at cost. If a laser is developed by SRS, it will be transferred at two times material costs. Any fees such as sales tax, royalty payments, etc. will be passed on directly. This discounted selling agreement will last for two years with an option by Abiotic Systems for five additional years. The transfer price of the first 30 systems will not exceed $35,000.

     5)  Upon execution of this agreement, SRS will pay Abiotic Systems
                    $1,100,000. SRS will receive 1,100,000 shares of Series B Preferred Stock. The remaining 1,100,000 shares will be distributed as follows:

                           a) 275,000 shares upon delivery of a prototype
                              digitizer.
                           b) 275,000 shares upon delivery of a prototype TOF
                              spectrometer.
                           c) 275,000 shares upon delivery of a production
                              digitizer.
                           d) 275,000 shares upon delivery of a production TOF
                              spectrometer.

     6) Both parties will have free access to all design and documentation materials for five years. Both parties will have unrestricted right to manufacture and sell this product. These rights and access to design and documentation materials shall also apply to any laser developed during this period. The software and chemicals suite developed by Abiotic Systems shall remain the exclusive property of Abiotic Systems.




        /s/ WILLIAM R. GREEN                   /s/ WILLIAM E. RICH
     --------------------------------        --------------------------------
     Stanford Research Systems               Abiotic Systems
     President & CEO                         President & CEO
     February 2, 1995                        February 2, 1995